Exhibit 3.15

STATE of DELAWARE

CERTIFICATE OF FORMATION

OF

KNDP ACQUISITION COMPANY, LLC

The undersigned desires to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del.C.§ 18-101, et seq., and hereby states as follows:

ARTICLE I

The name of the limited liability company formed hereby is KNDP Acquisition Company, LLC.

ARTICLE II

The address of the Company’s registered agent in the Stale of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808. The name of its registered agent for service of process at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 26th day of April, 2002.

/s/ Daniel S. Evans
Daniel S. Evans
Authorized Person

STATE OF DELAWARE
SECRETARY OF STATE
CERTIFICATE OF FORMATION OF KNDP ACQUISITION COMPANY LLC	DIVISION OF CORPORATIONS
FILED 09:00 AM 04/26/2002
020267632 – 3518895